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PCM Fund, Inc. (“PCM”)

PIMCO Corporate & Income Strategy Fund (“PCN”)

PIMCO Corporate & Income Opportunity Fund (“PTY”)

PIMCO Income Opportunity Fund (“PKO”)

PIMCO Dynamic Credit Income Fund (“PCI”)

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To:	Institutional Shareholder Services (“ISS”)

From:	Pacific Investment Management Company LLC (“PIMCO”)

Date:	April 4, 2016

Subject:	Independent Trustee Election Recommendations for PIMCO Income Opportunity Fund (“PKO”) and PCM Fund, Inc. (“PCM”)

This memo is in response to ISS’s recently issued reports indicating “Withhold” recommendations for James A. Jacobson for PKO’s Trustee election and for James A. Jacobson and William B. Ogden, IV for PCM’s Trustee election, in each case for the Shareholder Meeting on April 29, 2016. Both Mr. Jacobson and Mr. Ogden serve on the audit committees of PKO and PCM. These ISS recommendations appear to be based on the relative size of fees paid to PKO’s and PCM’s independent accountant PricewaterhouseCoopers LLP (“PwC”) that were characterized in ISS’s reports as “All Other” (which match fees disclosed under the caption “Tax Fees” in the corresponding proxy statement), as compared to audit fees paid to PwC for PKO and PCM, as disclosed in the proxy statement. We understand that under ISS’s guidelines, in making recommendations for audit committee members, ISS reviews fees paid to auditors to measure whether non-audit (other) fees are greater than audit fees plus audit-related fees plus tax compliance/preparation fees.

SEC guidance on information required in a proxy statement calls for registrants to include fees billed by the principal accountant for tax compliance, tax advice, and tax planning all under the heading “Tax Fees”, and as such the proxy statement currently includes one aggregate disclosure of “Tax Fees”. In an effort to provide further transparency into the makeup of the “Tax Fees” disclosed in the proxy statement, the below table includes a further breakout of the engagements that were included under “Tax Fees” in such proxy statement, all of which PIMCO and PwC believe should be considered tax return preparation or tax compliance.

	PCM	Relative %	PKO	Relative %
Audit Fees	24,596	36%	31,031	32%
Audit-related Fees	0	0%	0	0%
Tax Fees (tax return preparation)*	16,470	24%	16,470	17%
Tax Fees (tax compliance)**	27,000	40%	48,750	51%
Non-audit (other) fees	0	0%	0	0%

	68,066		96,251

*	Represents billings for the preparation of federal, state and local tax returns.
**	Represents billings for the monthly calculation of taxable income and undistributed net investment income (“UNII”) balances. These monthly calculations are performed by PwC in a similar manner to those performed at year-end for income tax provisions. The calculation results are the only output of the engagement; PwC does not provide any tax planning or tax advice with respect to PKO or PCM in conjunction with these services. PIMCO uses the calculations, combined with income projections, to assess the adequacy of planned distributions for compliance with Internal Revenue Service qualification requirements for Regulated Investment Companies. The resulting UNII balances are also reported to shareholders monthly on PIMCO’s website. We believe this activity represents tax compliance work as it represents tax payment planning.

As noted in the above chart, in fact, for PKO and PCM, non-audit (other) fees do not exceed audit fees plus audit-related fees plus tax compliance/preparation fees. To the contrary, for PKO and PCM, all the fees paid to PwC were for audit fees and tax compliance/preparation fees and there were no “non-audit (other) fees”. Therefore, we believe a recommendation “for” Mr. Jacobson and Mr. Ogden for the PKO and PCM Trustee elections (as applicable) is warranted under ISS’s guidelines.

We also wanted to highlight an inaccuracy in the ISS reports for PCM and PKO. In particular, the ISS reports note that PCM and PKO do not have compensation committees when in fact, as disclosed on page 29 of the proxy statement, both PCM and PKO have compensation committees made up entirely of Independent Trustees.

In light of the information we provided above, we respectfully request that ISS reconsider its “withhold” recommendation with respect to Mr. Jacobson and Mr. Ogden for the PKO and PCM Trustee elections and instead recommend “for” the election of Mr. Jacobson and Mr. Ogden for the PKO and PCM Trustee elections.